Issuer Free Writing Prospectus Dated June 7, 2013

(to the Preliminary Prospectus dated June 5, 2013)

Filed Pursuant to Rule 433

Relating to Registration Statement on Form S-1

Registration No. 333-188870

Corporate overview

June 2013

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This presentation includes forward-looking statements about our business prospects, financial position, and development of MST-188 for therapeutic use in humans. Any statement that is not a statement of historical fact should be considered a forward-looking statement. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Actual events or performance may differ materially from our expectations indicated by these forward-looking statements due to a number of factors, including, but not limited to, results of our pending and future clinical studies, the timeline for clinical and manufacturing activities and regulatory approval; our dependency on third parties to conduct our clinical studies and manufacture our clinical trial material; our ability to raise additional capital, as needed; our ability to establish and protect proprietary rights related to MST-188; and other risks and uncertainties more fully described in our press releases and our filings with the SEC, including the prospectus included in our registration statement on Form S-1 (File No. 333-188870).

We caution you not to place undue reliance on any of these forward-looking statements, which speak onlyas of the dateof thispresentation. We donot intend toupdateany forward-looking statement included in this presentation to reflect events or circumstances arising after the date of the presentation, except as may be required by law.

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corporate overview

Developing MST-188 for “microcirculatory insufficiency”

Platform technology targeting multiple indications

Initially focused on rare/orphan diseases

Sickle Cell Disease (SCD)

Acute Limb Ischemia (ALI)

Currently enrolling subjects in a pivotal phase 3 study in SCD

Most clinically-advanced new molecular entity in development for SCD

Planned expansion into larger markets

Resuscitation Following Major Hemorrhage

Acute Decompensated Heart Failure

Transfusion (Storage Lesion)

Acute Ischemic Cerebrovascular Infarction (Stroke)

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Drug Product: Formulated as a clear, citrate-buffered solution

Large polymer (8,500 Daltons) manufactured by

CMC: chemical synthesis and proprietary purification process

Administration: ~12-48 hour IV infusion in acute-care settings

(hospital, ICU, specialized out-patient)

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Hydrophobic core binds to hydrophobic domains in circulation (e.g., damaged cell membranes, acute phase reactant proteins)

No Affinity for Healthy Cell Membranes

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Single mechanism with numerous effects addresses multiple pathophysiologic processes

Preclinical Phase 1 Phase 2 Phase 3 2013

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Sickle Cell Disease

(orphan)

Acute Limb Ischemia

(orphan)

Resuscitation of Shock

following Major Trauma*

Acute Decompensated

Heart Failure

Transfusion

(storage lesion)

*	Contingent on U.S. government funding/other collaborator
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Sickle Cell Disease

(vaso-occlusive crisis)

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An inherited genetic disorder and orphan disease

90,000 to 100,000 people with SCD in the U.S.‡

Characterized by severe deformation (i.e., “sickling”) of red blood cells

Sickled cells cannot navigate the microcirculation

Presents as recurring episodes of extreme pain (“crisis”)

Episodes typically last 4 to 5 days, but may last a week or longer

Patients “suffer at home” until pain requires IV analgesia (hospital visit)

Significant unmet need

Average death: ~40 years old

Standard of care; hydration and pain meds

~100,000 hospitalizations/year for crisis

No approved agents to shorten duration or severity of crisis

Substantial recent interest from Big Pharma

Pfizer: $395 million* for phase 2 investigational drug (Oct 2011)

Novartis: $650 million* for phase 2 investigational drug (Sep 2012)

Vaso-occlusion: RBCs cannot traverse occlusion to

deliver oxygen to tissue (ischemia/infarction)

MST-188: rheologic activity reduces RBC aggregation,

improves RBC deformability, lowers viscosity

Improvement in microvascular blood flow in SCD patients in crisis following treatment with MST-188

Improvement in various endpoints in SCD patients in crisis following treatment with MST-188*

Duration of Crisis

Duration of Hospitalization Total Analgesic Use Parenteral Analgesic Use

Subjects who received ? 24h infusion (n=45)

MST-188* Placebo Improvement

60 hours 88 hours 32% shorter

5	days 7 days 2 days shorter

49mg 169mg 71% less

40mg 150mg 73% less

Source: Blood, September 1, 1997 – Vol 90, No. 5

*	1st generation (non-purified) formulation

Reduction in duration of hospitalization in SCD patients with acute chest syndrome (n=41) following treatment with MST-188*

Improvement in duration of crisis in SCD patients following treatment with MST-188

Source: JAMA, November 17, 2001 – Vol 286, No. 17

Completed Phase 3 Study in SCD

All treated patients (n=249) 51.6% 36.6% 0.02

Patients <16 years old (n=73) 62.2% 27.8% 0.01

Lessons Learned

Prior Phase 3 was the first large interventional study in SCD

Simplify endpoint to minimize protocol violations and missing (“left- censored”) data

Follow subjects until hospital discharge to avoid truncated (“right- censored”) data

Avoid subjective endpoints, which increase variability

Standardize pain management practices across study sites

Increase homogeneity in terms of cumulative disease burden (chronic pain)

Control duration of crisis (“suffering at home”) prior to randomization

Limit SCD genotypes

Study design

Randomized, two-arm, double-blind, placebo-controlled

388 patients ages 8-17 from ~40 centers in the U.S. and ~30 centers outside the U.S.

90% power to show 16h benefit versus standard of care

Primary endpoint

Duration of crisis

Time from randomization to last dose of parenteral opioid

Secondary endpoints

Re-hospitalization rate (for vaso-occlusive crisis) within 14 days

Acute chest syndrome within 120 hours of randomization

First Active Site: March 2013

Expected enrollment completion and data read-out: 2015

1248 (Prior Study) EPIC (Ongoing)

Primary Endpoint Duration of crisis Duration of crisis

Assessment tool Pain score plus Last dose parenteral opioid

Total analgesic use; 14-day rehospitalization

Secondary endpoint Length of rate; Acute chest

hospitalization syndromes

No. Patients 350 (255 actual) 388

Patient age 8-65 8-17

No. Centers 40 US 40 US + 30 ex-US

Power (alpha) 80% (0.05) 90% (0.05)

Potential Competition in SCD

Drug

Sponsor

GMI-1070 Glycomimetics

(Phase 2) (Pfizer)

Sel-G1 Selexys

(Phase 1) (Novartis)

Prasugrel Lilly (Daiichi)

(Phase 3)

LentiGlobin® bluebird bio

(Phase 1/2)

Challenges

Only blocks selectins; other adhesion molecules not affected

Subjectivity of pain scores

Variability inherent in hospital discharge as endpoint

MOA targets only 1 aspect of multi-factorial SCD pathophysiology; blocks P-selectin, one of many CAMs

Early stage, no efficacy data (phase 1 was in healthy subjects)

MOA targets only 1 aspect of multi-factorialulti SCD pathophysiology

Modest benefit (trend) observed in phase 2, and only in secondary endpoints, not in primary endpoint

Risk of hemorrhage

Early stage (phase 1/2 in beta-thalassemia to start July 2013)

Regulation of expression control and insertion location

Historical challenges related to gene therapy

Acute Limb Ischemia

A progressive circulatory problem in which obstructed arteries reduce blood flow to tissue

Thrombolytic agents (tPA) used to treat acute complications

Significant morbidity and mortality

Acute Ischemic Cerebrovascular Infarction

(stroke)

Acute Myocardial Infarction

(heart attack)

Peripheral Arterial Disease

Intermittent Claudication

Critical Limb Ischemia

Acute Limb Ischemia

Development Strategy:

Develop initially in ALI

Expand into larger markets

Animals randomized to tPA (duteplase) (n = 10) or tPA + MST-188* (n = 10)

Source: Data on file

*	1st generation (non-purified) formulation

Generate Clinical Proof-of-Concept Data

Biomarkers

Clinical outcomes

Protocol under development

Study Concept

Design: dose-finding, randomized, double-blind, active-controlled

Population: Rutherford Class 2A / 2B and catheter-directed thrombolysis

Arms: tPA vs. tPA + MST-188

Sample Size: 60 subjects

Timing

Initiation: late 2013/early 2014

Enrollment: ~15 months

Multiple Barriers to Entry

Marketing  3/4 SCD: orphan drug designation in U.S. and EU

Exclusivity  3/4 ALI: will seek orphan drug designation in U.S. and EU

  3/4 Filed applications cover:

ƒ proprietary purification process

Patents ƒ methods of using poloxamers

ƒ use of poloxamers in combination therapy

 3/4 Additional applications in-process

 3/4 Macromolecules difficult to characterize (“biosimilars”)

Trade  3/4 Non-patented / non-published manufacturing steps

Secrets  3/4 Proprietary specifications (in-take; in-process; release)

  3/4 Evaluating proprietary analytical standards / bioassays

Cash/investments at 3/31/13: ~$32.0 million

Market capitalization: ~$33 million*

46.3 million shares outstanding

ƒ Warrants for 16.5 million shares (10.6m @ $1.10; 5.9m @ $3.04‡)

Average daily volume (3 mo): ~215,500*

No debt

Opportunities for U.S. government funding

Evaluating ex-U.S. partnerships to fund U.S. development

Weighted average exercise price * As of May 31, 2013

2013 Activities

Event Timing

Initiate tQT/QTc Study Completed

Secure Orphan Designation for MST-188 for SCD in EU Completed

Activate First Site in Phase 3 Study Completed

File New Patent Applications Completed

Request “Rare Pediatric Disease” Designation for SCD Completed

Dose First Subject in Phase 3 Study Completed

Report data from tQT/QTc Study Q3

Submit Applications for U.S. Government Funding for Phase Q3

2 Study in Resuscitation of Shock following Major Trauma

Request Orphan Designation for MST-188 for ALI in U.S. Q3

Initiate Nonclinical Proof-of-Concept Study in Heart Failure Q3

Open First Ex-U.S. Clinical Site in Phase 3 Study Q4

Initiate mBF Sub-Study Q4

Initiate Phase 2 Study in ALI Q4 ‘13/Q1 ‘14

 3/4Brian Culley, M.A., M.B.A.—Chief Executive Officer

  3/4Patrick L. Keran, J.D. – President and Chief Operating Officer

  3/4Santosh Vetticaden, M.D., Ph.D.—Chief Medical Officer

  3/4Brandi Roberts, CPA, M.B.A.—Chief Financial Officer

  3/4R. Martin Emanuele, Ph.D., M.B.A.—Senior VP, Development

  3/4Gregory D. Gorgas, M.B.A. – Senior VP, Commercialization

Board of Directors & Affiliations

  3/4Jack Lief – Chairman—Arena, Cephalon, Abbott

  3/4Ted Love – Director—Onyx, Nuvelo, Theravance, Genentech

  3/4David Ramsay – Director—Halozyme, Lathian, Valeant

  3/4Lewis Shuster – Director—Kemia, Life Technologies, Pharmacopeia

 3/4Brian Culley—CEO & Director—iTherx, Neurocrine, UC San Diego

Balanced Platform Pipeline

Mitigates corporate-level development risk

Multiple partnering opportunities

Multi-Stage Development Strategy

Initial focus on rare diseases; expand into larger markets

Late-Stage Program in Sickle Cell Disease

Only company with new drug in phase 3 development

Increasing trend for Big Pharma deal-making

Non-Dilutive Financing Opportunities

U.S. government funding

Ex-U.S. partnerships to fund U.S. development

Attractive Valuation

Market capitalization: ~$33 million*

Additional Slides

Corporate Evolution

Appoint new CEO and COO

Raise ~$60 million

2010

2011

2012

2013

Theradex

30 year collaboration with National Cancer Institute

Experience with pediatric trials, minority populations, and sickle cell disease trials, including phase 3

Pierre-Fabre Medicament

Manufacturing active ingredient in MST-188

Second largest independent pharmaceutical group in France

Supercritical Fluids Division has expertise and specialized facilities for purification of products via supercritical extraction

Patheon

Formulation, fill and finish of MST-188

A leading global provider of manufacturing services

MST-188: generally well-tolerated

Transient elevations in liver function tests, return to baseline during follow-up

Evaluated in 6 clinical studies*

255-subject phase 3 randomized, controlled study in sickle cell disease

~250 subjects* exposed to active drug

Thorough QT/QTc Study

Standard design to assess cardiac repolarization (QT interval)

Initiated: Jan 2013

*	Numbers include only subjects exposed to 2nd generation (purified) formulation.

Over 2,250 additional subjects exposed to 1st generation (non-purified) formulation.

Four-period, four-way cross-over, placebo- and positive- controlled, double-blind randomized trial in 60 healthy volunteers

Subjects receive each of four treatments:

ƒ Placebo (saline) ƒ MST-188 therapeutic dose

ƒ Positive control ƒ MST-188 supra-therapeutic dose

Primary objective: evaluate the effect of MST-188 on cardiac ventricular repolarization (specifically the QT interval)

Preclinical

Phase I

Phase II

MST 188

Effect of IV blocking agents on RBC adhesion following topical LPS

Poloxamer 188 is as effective as targeted agents

Source: Microcirculatory Effects Of Blocking Cell Adhesion Molecules In Transgenic Sickle Cell Mice, Dr. L.L. Hsu

MST-188* studied in 5 controlled models of hemorrhagic shock / resuscitation by 4 different investigator groups

Consistently improved survival (reproducibility across studies)

Resuscitation (2011) (DARPA-funded) MST-188 Control pValue

(n=7) (n=16)

Median Survival Time (min) 161 55.8 0.0186

(95% CI) (80—180) (36.5—86)

Shock (2009) MST-188 + Hextend p Value

Hextend

Survival time from onset of hemorrhage

(min) 589±99 289±37 0.002

(n=10/arm)

Source: Resuscitation 82 (2011) 1453-1459, SHOCK, Vol 32, No. 4, pp. 442-450, 2009

*Some studies evaluated 1st generation (non-purified) formulation

Resuscitation of Shock following Major Trauma Planned Phase 2 Study & Funding

- **Generate Clinical Proof-of-Concept Data**

- **Study Protocol (complete)**
  - Design: dose-ranging, randomized, double-blind, controlled
  - Population: admitted to ICU for resuscitation following major torso trauma
  - Arms: standard resuscitation protocol (SRP) vs SRP + MST-188
  - Sample Size: 60 subjects
  - Enrollment: 18 - 24 months

- **Collaboration with University of Florida**
  - A leader in clinical research and trauma care

- **U.S. Government Funding**
  - MST-188 prior recipient of funding (DARPA)
  - Preparing / submitting new applications
  - Timeline: 9 - 12 months

MAST THERAPEUTICS, INC.

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Contact Info:

Brian M. Culley Chief Executive Officer culley@mastthera.com

Brandi Roberts

Chief Financial Officer

broberts@mastthera.com

12390 El Camino Real, Ste. 150 San Diego, CA 92130 Ph: (858)-768-6325

Mast Therapeutics, Inc. has filed a registration statement (Registration No. 333- 188870, including a prospectus) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for more complete information about the Company and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at 800-747-3924 or email at prospectus@pjc.com.